UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 4, 2018

TIPTREE INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 4, 2018 (the “Effective Date”), Tiptree Operating Company, LLC (“Operating Subsidiary”), the subsidiary through which Tiptree Inc. conducts its operations, entered into a Fifth Amendment (the “Amendment”) to its Credit Agreement dated as of September 18, 2013 by and among Operating Subsidiary, as borrower, the lenders party thereto from time to time and Fortress Credit Corp., as administrative agent, collateral agent and lead arranger (as amended by the Amendment, the “Credit Agreement”).

The Amendment provides for additional term loans in an aggregate principal amount of $47 million (the “Incremental Term Loans”) by certain of the lenders to Operating Subsidiary for an aggregate total principal amount outstanding of $75 million as of the Effective Date. The Amendment provides that the Incremental Term Loans will be made at 99.0% of par.

The Amendment extends the maturity date of all term loans under the Credit Agreement from September 18, 2018 to September 18, 2020. In addition, on and after the Effective Date, loans under the Credit Agreement will bear interest at a variable rate per annum equal to the one-month London interbank offering rate, known as LIBOR (with a minimum LIBOR rate of 1.25%), plus a margin of 5.50% per annum (the “Applicable Margin”). Prior to the Effective Date, the Applicable Margin was 6.50%. The principal amounts of the loans are to be repaid in consecutive quarterly installments in an amount equal to 1.00% of the principal amount outstanding, which installments may be adjusted based on the Net Leverage Ratio (as defined in the Credit Agreement) at the end of each fiscal quarter, with the first installment of the Incremental Term Loans to commence on June 30, 2018.

The Amendment also adds an additional covenant under the Credit Agreement that prohibits Operating Subsidiary and certain of its subsidiaries that own common shares of Invesque Inc. (the “Invesque Shares”) from (i) creating consensual liens on the Invesque Shares, (ii) transferring the Invesque Shares to any other subsidiary that has outstanding indebtedness (subject to certain exceptions), (iii) transferring the Invesque Shares to non-wholly owned subsidiaries or (iv) transferring the Invesque Shares to Fortegra Financial Corporation or its subsidiaries. In addition, certain subsidiaries of the Operating Subsidiary that own Invesque Shares may not incur, guaranty or otherwise become liable for indebtedness (subject to certain exceptions) and must apply the proceeds from the sale of any Invesque Shares in accordance with the asset sale provisions of the Credit Agreement.

On and prior to the six months anniversary of the Effective Date, the Amendment requires the payment of a prepayment fee equal to 1.00% with respect to the amount of the term loans being so prepaid. On and after the six month anniversary of the Effective Date, there are no prepayment penalties.
The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On May 7, 2018, Tiptree Inc. (the “Company” or “Tiptree”) issued a press release announcing its results of operations for the quarter ended March 31, 2018. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

Included in the press release furnished as Exhibit 99.1 was an announcement that the board of directors of the Company has declared a cash dividend of $0.035 per share to Tiptree’s Class A stockholders, with a record date of May 21, 2018 and a payment date of May 29, 2018.

On May 7, 2018, the Company posted an investor presentation dated May 2018 on the Investor Resources section of www.tiptreeinc.com. The investor presentation is furnished as Exhibit 99.2 to this Form 8-K and incorporated herein by reference. Tiptree’s website is not intended to function as a hyperlink, and the information contained on such website is not a part of this Form 8-K.

The information in Items 2.02 and 7.01 of this Current Report on Form 8-K, including the information contained in Exhibits 99.1 and 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. Furthermore, the information in Items 2.02 and 7.01 of this Current Report on Form 8-K, including the information contained in Exhibits 99.1 and 99.2, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1
Fifth Amendment to Credit Agreement, dated May 4, 2018, by and among Tiptree Operating Company, LLC, Fortress Credit Corp. as Administrative Agent, Collateral Agent and Lead Arranger, and the lenders party thereto.

99.1    Tiptree Inc. press release, dated May 7, 2018
99.2    Tiptree Inc. Investor Presentation - May 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE INC.

Date:	May 7, 2018	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer